Exhibit 99.1

PETRÓLEOS MEXICANOS

Offers to Exchange Securities

which have been

Registered under the Securities Act of 1933, as amended,

and which are

Jointly and Severally Guaranteed by

Pemex Exploración y Producción, Pemex Transformación Industrial, Pemex Perforación y Servicios, Pemex Logística and Pemex Cogeneración y Servicios,

for any and all of its Corresponding Outstanding Securities

CUSIP Nos. of Old Securities	ISIN Nos. of Old Securities	Old Securities of Petróleos Mexicanos	Corresponding New Securities of Petróleos Mexicanos, which have been registered under the Securities Act

71656LBP5 (Rule 144A) 41656MBP3 (Reg. S)	US71656LBP58 (Rule 144A) US71656MBP32 (Reg. S)	U.S. $1,500,000,000 5.375% Notes due 2022	Up to U.S. $1,500,000,000 5.375% Notes due 2022

71656LBN0 (Rule 144A) 71656MBN8 (Reg. S)	US71656LBN01 (Rule 144A) US71656MBN83 (Reg. S)	U.S. $1,000,000,000 Floating Rate Notes due 2022	Up to U.S. $1,000,000,000 Floating Rate Notes due 2022

71656LBQ3 and 71656LBS9 (Rule 144A) 71656MBS7 (Reg. S – Temporary) 71656MBQ1 (Reg. S –Permanent)	US71656LBQ32 and US71656LBS97 (Rule 144A) US71656MBS70 (Reg. S – Temporary) US71656MBQ15 (Reg. S –Permanent)	U.S. $5,500,000,000 6.500% Notes due 2027	Up to U.S. $5,500,000,000 6.500% Notes due 2027

71656LBT7 (Rule 144A) 71656MBT5 (Reg. S – Temporary) 71656MBM0 (Reg. S –Permanent)	US71656LBT70 (Rule 144A) US71656MBT53 (Reg. S – Temporary) US71656MBM01 (Reg. S –Permanent)	U.S. $2,500,000,000 6.750% Notes due 2047	Up to U.S. $2,500,000,000 6.750% Notes due 2047

Pursuant to the Prospectus dated                 , 2017

To:	Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

Upon and subject to the terms and conditions set forth in the prospectus, dated             , 2017 (the “Prospectus”), Petróleos Mexicanos (the “Issuer”), a productive state-owned company of the Federal Government of the United Mexican States, and Pemex Exploración y Producción, Pemex Transformación Industrial, Pemex Perforación y Servicios, Pemex Logística and Pemex Cogeneración y Servicios (the “Guarantors”), are making offers to exchange (the “Exchange Offers”) registered 5.375% Notes due 2022, registered Floating Rate Notes due 2022, registered 6.500% Notes due 2027 and registered 6.500% Bonds due 2047 (together, the “New Securities”) for any and all outstanding 5.375% Notes due 2022, Floating Rate Notes due 2022, 6.500% Notes due 2027 and 6.500% Bonds due 2047 (together, the “Old Securities”) of the Issuer. The Exchange Offers are being made in order to satisfy certain of the Issuer’s obligations under the Registration Rights Agreements referred to in the Prospectus.

We are requesting that you contact your clients for whom you hold any Old Securities regarding the Exchange Offers. For your information and for forwarding to your clients for whom you hold Old Securities registered in your name or in the name of your nominee, or who hold any Old Securities registered in their own names, we are enclosing multiple sets of the following documents:

1.        Prospectus dated                 , 2017;

2.        A form letter that may be sent to your clients for whose account you hold any Old Securities registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offers.

Your prompt action is requested. The Exchange Offers will expire at 5:00 p.m., New York City time, on                 , 2017 (the “Expiration Date”), unless extended by the Issuer. Any Old Securities tendered pursuant to the Exchange Offers may be withdrawn at any time before the Expiration Date, unless previously accepted by the Issuer.

Tenders of any Old Securities for exchange pursuant to the Exchange Offers may be made only by book-entry transfer of the Old Securities to the account established by the Exchange Agent referred to below at the Book-Entry Transfer Facility maintained by The Depository Trust Company (“DTC”), together with a computer generated message, transmitted by means of DTC’s Automated Tender Offer Program system and received by the Exchange Agent, in which the tendering holder agrees to be bound by the terms and conditions of the Exchange Offers as set forth in the Prospectus.

Additional copies of the enclosed materials may be obtained from Deutsche Bank Trust Company Americas, as Exchange Agent, c/o DB Services Americas, Inc., Trust and Security Services, Attention: Reorg Department, 5022 Gate Parkway, Suite 200, Jacksonville, Florida 32256, Telephone: (877) 843-9767.

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